EXHIBIT 10.15

                              TECH DATA CORPORATION
                       VOLUME PURCHASE AGREEMENT (TDElect)

THIS AGREEMENT ("Agreement") is effective as of the 1st day of November, 1995 ("Effective Date") by and between Tech Data Corporation, a Florida corporation, having its principal offices at 5350 Tech Data Drive, Clearwater, Florida 34620 ("Tech Data") and the undersigned reseller, Allstar Systems, a Texas corporation, having its principal offices at 6401 Southwest Freeway, Houston, Texas 77074 ("Reseller").

BACKGROUND:

Tech Data is a national distributor of microcomputers, related hardware and software, and has established a national network of customers with varying requirements for purchases of products. In order to develop programs to satisfy the requirements of the volume purchasers, Tech Data has initiated the TDElect Program set forth in this Agreement. Reseller has demonstrated an ability and desire to purchase products from Tech Data in sufficient quantities and volume to justify qualifying for Tech Data's TDElect Program. Based upon the foregoing, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.      PRODUCTS.

Tech Data and Reseller agree that Reseller's purchases from Tech Data of the products listed on Exhibit A attached hereto (the "Products") shall be pursuant to the terms of this Agreement and Tech Data's standard terms and conditions of sale as stated on the Tech Data invoice from time to time. In the event of any conflict, the terms of this Agreement shall control.

2.      PRICING.

In consideration for Reseller's complying with this Agreement, Tech Data agrees that the purchase price for the Products shall be as set forth on Exhibit B attached to this Agreement. The pricing stated does not include any applicable taxes, duties, or other charges, which will be the responsibility of Reseller. Tech Data reserves the right to change prices, or the basis upon which prices are calculated, from time to time, at Tech Data's discretion.

3.      SHIPMENT AND DELIVERY.

Delivery will be made F.O.B. Destination, within the continental United States, freight paid in accordance with Tech Data's standard freight policy in effect at the time of shipment. Tech Data will comply with all reasonable shipping and handling instructions received prior to shipment. In the event Reseller requests shipment not in accordance with Tech Data's Standard Freight Policy, delivery will be made F.O.B. Origin. C.O.D. and other shipping and handling charges may apply to individual orders.

4.      CREDIT.

All purchases by Reseller of the Products identified on Exhibit A as Category A or B products shall be prepaid. Reseller may arrange prepayment for these Products through the use of various Tech Data approved floorplan financing options that may be available to Reseller. Tech Data will advise Reseller, upon request, of the floorplan financing companies that have been approved for use in connection with this Agreement. Reseller will comply with any and all reasonable requirements and documentation requests of Tech Data or any approved financing company. Reseller shall furnish to Tech Data all financial information reasonably requested by Tech Data from time to time for the purpose of establishing or continuing Reseller's credit limit, it being understood that Tech Data shall have the right to decline to extend credit to Reseller and to require that payment be made prior to shipment. Tech Data shall have the right from time to time, without notice, to change or revoke Reseller's credit limit on the basis of changes in Tech Data's credit policies or Reseller's financial condition and/or payment record.

5.      RESELLER COVENANTS.

5.1 ELECTRONIC ORDERING. Upon request of Tech Data, Reseller shall place substantially all of its Product orders via Tech Data Online or other Tech Data specified electronic ordering system. At the time Tech Data requests the Reseller to use an electronic ordering system, Tech Data and Reseller shall agree to a mutually acceptable implementation process to transition Reseller's ordering to the specified system.

5.2 VOLUME COMMITMENT. The pricing stated on Exhibit B is based upon Reseller's annual volume commitment. Tech Data will review Reseller's quarterly purchasing and returns volumes and shall adjust the pricing accordingly, based upon Exhibit B.

6.      MARKETING PROGRAMS AND PRICE PROTECTION.

Tech Data will administer price protection and marketing program funding claims of Reseller. Reseller acknowledges that Tech Data is acting solely as an administrator of these programs and has not assumed any responsibility or liability to the Reseller. Any credits issued to Reseller are conditioned upon the acceptance by the manufacturer or publisher of the Reseller's request.

7.      STOCK BALANCING.

7.1 Subject to Tech Data's approval prior to returning Products and the limitations stated in Sections 7.2 and 7.3 of this Agreement, Reseller may return Products purchased from Tech Data within one hundred twenty (120) days after invoice date for a credit equal to the lower of the returned Product's invoice price or Tech Data's current selling price for the returned Product. Credits for returns may only be used against future purchases by Reseller. All Products returned must be new, undamaged, in the manufacturer's original packaging and in resalable condition.

7.2 Tech Data reserves the right to not accept Products if the manufacturer has placed restrictions upon the return of Products. Tech Data also reserves the right not to accept Products which are not longer in production or which are being produced or published by a manufacturer which is insolvent or which has declared bankruptcy. Reseller shall pay all costs and bear all risks of loss when returning Products to Tech Data. Returns shall be shipped FOB Tech Data's returns warehouse.

7.3 The total credit for all Products returned to Tech Data under Sections 7 and 8 of this Agreement in any Tech Data fiscal quarter shall not exceed five percent (5%) of the total purchase price of all Products purchased and paid for by Reseller during the immediately prior fiscal quarter.

8.      DEFECTIVE RETURNS.

Within sixty (60) days after the date of purchase by Reseller, Reseller may return to Tech Data for replacement or credit any Product found to be defective; provided that, Reseller shall obtain Tech Data's approval prior to returning the defective Product. Tech Data reserves the right to require Reseller to return defective Products directly to the Product's manufacturer for replacement according to the manufacturer's defective Products return policy.

9.      RESALE ONLY.

All Products delivered to Reseller hereunder are for resale only and shall not be used for the internal business purposes of Reseller, or any parent company, subsidiary, or affiliate of Reseller.

10.     CONFIDENTIALITY.

Reseller shall maintain at all times the confidentiality of the terms and conditions of this Agreement, the Product pricing, Tech Data's business methods and systems, and any other information provided to Reseller which has been marked confidential or which Reseller has been advised in confidential (all such information to be defined as "Confidential Information"). Reseller agrees that it shall disclose any Confidential Information only to such of its employees who require such information to operate Reseller's business. In the event of a breach or threatened breach of this Section, Tech Data shall be entitled to seek injunctive relief in order to prevent or restrain any such breach, in addition to any other rights, remedies or damages available to Tech Data at law or in equity. Any breach of this Section 10 shall be grounds for immediate termination of this Agreement by Tech Data.

11.     TERM AND TERMINATION.

11.1 TERM. The term of this Agreement will begin on the Effective Date and shall continue for a period of one (1) year, unless terminated as provided in Section
11.2. At the end of the initial term and each subsequent renewal term, this Agreement shall renew automatically for an additional one (1) year term, unless terminated as provided in Section 11.2.

11.2 TERMINATION. Either party may terminate this Agreement, with or without cause, by giving written notice of termination not less than thirty (30) days prior to the date of termination stated in such notice.

12.     GENERAL PROVISION.

12.1 FLORIDA LAW. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Florida and Tech Data and Reseller hereby consent to the jurisdiction of the state or federal courts located in Pinellas or Hillsborough County, Florida.

12.2 NOTICES. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered or three (3) days after mailing by U.S. certified or registered first-class mail, prepaid, and addressed to the other party at the address set forth below the parties' signatures on this Agreement.

12.3 ASSIGNMENT. Reseller shall not assign any order or any interest therein without the written consent of Tech Data. Any such actual or attempted assignment without Tech Data's prior written consent shall entitle Tech Data to cancel such order upon written notice to Reseller.

12.4 SEVERABILITY. A judicial determination that any provision hereunder is invalid in whole or in part shall not affect the enforceability of any other provisions of this Agreement.

12.5 ENTIRE AGREEMENT. The Terms and conditions contained in this Agreement and Tech Data's standard terms and conditions of sale as stated on Tech Data's invoice are the entire agreement between Tech Data and Reseller and supersede any and all other terms and conditions of any other agreements between the parties or any purchase orders submitted by Reseller. Not terms and conditions of any purchase order or other document submitted by Reseller to Tech Data shall be deemed to modify or amend the terms and conditions of this Agreement and the standard terms and conditions unless Tech Data provides Reseller with a written acceptance document signed by the Senior Vice President of Sales. Any changes or modification to this Agreement shall be effective only if in writing and signed by an authorized officer of both parties.

12.6 INDEPENDENT PARTIES. The parties agree that each operates as a business independent of the other. Both parties agree that neither of them will hold itself out to be the agent, partner or related party of the other.

Agreed as of the Effective Date.


Tech Data Corporation, a Florida
corporation ("Tech Data")



By: Michael J. Attuella                        By: /s/ ANTHONY ADAME
/s/ MICHAEL J. ATTUELLA
Its: V.P. OF SALES OPERATIONS                  Its: V.P. SALES
Date: 10/31/95                                 Date: 10/19/95
5350 Tech Data Drive                           6401 Southwest Freeway
Clearwater, Florida  34620                     Houston, Texas 77074
Attention:  Sales Contract Administration

                                   EXHIBIT "A"

                               CATEGORY A PRODUCTS

NEC CPUs, IBM CPUs and Monitors, AST, Zenith, Digital, TI CPUs, ZDS, Toshiba, DEC CPUs and Compaq, Unisys and Apple*

                               CATEGORY B PRODUCTS

Hewlett Packard CPUs, ALR, Acer and Apple**

                               CATEGORY C PRODUCTS

All other Products currently being offered for sale by Tech Data and not included in Category A or B above, as modified from time to time in its sole discretion.

*Notes Tech Data named as primary source for Apple dealers.
**Notes Tech Data not primary source for Apple dealers. Notes all distributor authorized VARs.

                                   EXHIBIT "B"

                          (Purchase Price for Products)

     Annual Volume Levels                            Product Pricing
- ------------------------------- ----------------------------------------------------------
                                    Category A*         Category B*          Category C
          $8,000,000                    3.5%                4.0%              Platinum
- ------------------------------- ---------------------------------------- -------------------

* Percentages shown for Category A and Category B are percentage above Tech Data's landed cost for the Products in those categories without regard to supplier rebates or other funds available to Tech Data from Supplier, including but not limited to funds based upon volume of purchase or sales or services provided by Tech Data to the Supplier.

** REBATE: Tech Data will credit Purchaser a one percent (1%) quarterly purchasing rebate based on total net purchases (purchases less returns) less floorplan purchases when Tech Data incurs a financing fee, when and only when Purchaser achieves $1,500,000 quarterly. Purchases made below contract pricing and through flooplanning will count towards the volume goal but will not be eligible for rebate.

*** Quarters for this Agreement shall mean Tech Data fiscal year quarters:
February-April "Q1", May-July "Q2", August-October "Q3" and November- January "Q4".